Exhibit 8.1

September 2, 2008

VBV LLC

One South Dearborn, Suite 800

Chicago, IL 60603

Green Plains Renewable Energy, Inc.

105 North 31st Avenue, Suite 103

Omaha, Nebraska  68131

Ladies and Gentlemen:

We have acted as counsel to VBV LLC, a Delaware limited liability company (“VBV”), in connection with the merger (the “VBV Merger”) of Green Plains Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Green Plains Renewable Energy, Inc. (“GPRE”), an Iowa corporation, with and into VBV pursuant to the Agreement and Plan of Merger entered into on May 7, 2008 (the “VBV Merger Agreement”) by and among GPRE, Merger Sub, and VBV.  We have also acted as counsel to VBV in connection with the merger (the “IBE Merger”) of IN Merger Sub, LLC (“IN Merger Sub”), an Indiana limited liability company and a wholly owned subsidiary of GPRE, with and into Indiana Bio-Energy, LLC (“IBE”), an Indiana limited liability company, pursuant to the Agreement and Plan of Merger entered into on May 7, 2008 (the “IBE Merger Agreement”) by and among GPRE, IN Merger Sub, and IBE and the merger  (the “EGP Merger”) of TN Merger Sub, LLC (“TN Merger Sub”), a Tennessee limited liability company and a wholly owned subsidiary of GPRE, with and into Ethanol Grain Processors, LLC (“EGP”), a Tennessee limited liability company, pursuant to the Agreement and Plan of Merger entered into on May 7, 2008 (the “EGP Merger Agreement”) by and among GPRE, TN Merger Sub, and EGP.  Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the VBV Merger Agreement.  You have requested our opinion with respect to certain tax aspects of the VBV Merger, the IBE Merger, and the EGP Merger (the “Mergers”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the VBV Merger Agreement, (b) the Registration Statement on Form S-4 (File No. 333-151900) as filed by GPRE with the Securities and Exchange Commission (“SEC”) on June 24, 2008; (c) each of the subsequent amendments to the Registration Statement on Form S-4 filed with the SEC on or about August 1, 2008, August 21, 2008 and September 2, 2008 (together, items (b) and (c) are referred to as the “Registration Statement”), (d) the IBE Merger Agreement, (e) the EGP

Merger Agreement, (f) the Stock Purchase Agreement entered into on May 7, 2008 between GPRE, Bioverda International Holdings Limited, and Bioverda US Holdings LLC (the “Stock Purchase Agreement”), (g) the representation letter of GPRE and Merger Sub addressed to us and dated as of today (the “GPRE Representation Letter”), (h) the representation letter of VBV addressed to us and dated as of today, and (i) such other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below (the “Documents”).  For purposes of this opinion, we have assumed (without any independent investigation or review thereof) that:

1.                                       The Documents submitted to us as originals are valid and authentic and the Documents submitted to us as copies conform to the original documents;

2.                                       The Documents are complete and have been duly authorized, executed and delivered;

3.                                       The VBV Merger, the IBE Merger, and the EGP Merger will be consummated in strict compliance with the provisions of the VBV Merger Agreement, the IBE Merger Agreement, and the EGP Merger Agreement and as contemplated by the Registration Statement and will be effective under applicable state law;

4.                                       All signatures are genuine and were affixed by persons with legal capacity and authority to do so;

5.                                       All of the information, facts, statements, representations, and covenants contained in any of the Documents referred to herein or otherwise made to us are true, complete and correct and will be true, complete and correct at all relevant times, including the time of the filing of the Registration Statement and each amendment or supplement to the Registration Statement, the Effective Time of the VBV Merger, and the effective times of the IBE Merger and the EGP Merger, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, or covenants (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations or covenants by independent investigation);

6.                                       Any representation, warranty or statement in the Documents made “to the knowledge of” or similarly qualified is and will be true, correct and complete as if made without such qualification;

7.                                       The parties to the Documents, including the parties to the VBV Merger Agreement, the IBE Merger Agreement, the EGP Merger Agreement, and the Stock Purchase Agreement, and all parties referred to therein will act in all respects and at all times in strict conformity with the provisions of the Documents;

8.                                       None of the terms and conditions contained in the Documents has been or will be waived or modified in any respect;

9.                                       There are no agreements, plans, or arrangements relating to the Mergers other than those described in the Registration Statement, the VBV Merger Agreement, the IBE Merger Agreement, and the EGP Merger Agreement;

10.                                 A sale or other disposition by a holder of VBV Units (a “VBV Member”) of the shares of Green Plains Common Stock received by the VBV Member in exchange for VBV Units pursuant to the VBV Merger would be included in the gross income of the VBV Member and subject to U.S. taxation, without reduction or exemption under an applicable tax treaty, as required by Section 1.897-5T(d) of the Treasury Regulations promulgated pursuant to the Code (the “Treasury Regulations”); and

11.                                 Each VBV Member will file a U.S. federal income tax return for its taxable year in which the VBV Merger occurs and will provide the information, statements, and certifications with the return that are required by Section 1.897-5T(d)(iii) of the Treasury Regulations.

Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing assumptions and subject to the conditions and limitations set forth in this letter, we are of the opinion that:

1.                                       The VBV Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

2.                                       None of VBV, GPRE, or GP Merger Sub will recognize gain or loss as a result of the VBV Merger for U.S. federal income tax purposes;

3.                                       If a VBV Member is a U.S. person (as defined in the Registration Statement), then for U.S. federal income tax purposes, (i) no gain or loss will be recognized by the VBV Member solely as a result of the exchange of its VBV Units solely for Green Plains Common Stock pursuant to the VBV Merger, (ii) the aggregate tax basis of the shares of Green Plains Common Stock received by the VBV Member in exchange for VBV Units pursuant to the VBV Merger will be the same as the aggregate tax basis of the VBV Units exchanged for the Green Plains Common Stock pursuant to the VBV Merger, and (iii) the holding period of the shares of Green Plains Common Stock received by the VBV Member in exchange for VBV Units pursuant to the VBV Merger will include the holding period of the VBV Units exchanged for the Green Plains Common Stock pursuant to the VBV Merger;

4.                                       If (a) a VBV Member is a non-U.S. person (as defined in the Registration Statement), (b) GPRE is a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and (c) a VBV Member holds (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of Green Plains Common Stock immediately after the VBV Merger, then for U.S. federal income tax purposes, (i) no gain or loss will be recognized by the VBV Member solely as a result of the exchange of its VBV Units solely for Green Plains Common Stock pursuant to the VBV Merger, (ii) the aggregate tax basis of the shares of Green Plains Common Stock received by the VBV Member in exchange for VBV Units pursuant to the VBV Merger will be the same as the aggregate tax basis of the VBV Units exchanged for the Green Plains Common Stock pursuant to the VBV Merger, and (iii) the holding period of the shares of Green Plains Common Stock received by the VBV Member in exchange for VBV Units pursuant to the VBV Merger will include the holding period of the VBV Units exchanged for the Green Plains Common Stock pursuant to the VBV Merger; and

5.                                       None of GPRE, any of its subsidiaries, or VBV will recognize gain or loss as a result of the EGP Merger and IBE Merger.

6.                                       The statements set forth in the proxy statement/prospectus included as part of the Registration Statement under the heading “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” constitute accurate summaries of the matters described therein in all material respects.

In addition to the matters set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1.                                       This opinion represents our best judgment as to the federal income tax consequences of the Mergers to GPRE, its subsidiaries, VBV, and the VBV Members.  It is not binding on the Internal Revenue Service (the “Service”) or any court of law, tribunal, administrative agency, or other government body and we cannot give assurance that the Service will not assert a contrary position.

2.                                       This opinion is based on the Code, existing judicial decisions, administrative regulations, published rulings, and such other authority as we have considered relevant.  We cannot give assurance that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any developments in, or changes of application or interpretation of, U.S. federal income tax laws.

3.                                       This opinion does not address all U.S. federal income tax consequences of the Mergers.  We express no opinion as to any U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

4.                                       This opinion does not address all aspects of United States federal income taxation that may be relevant to a holder of Green Plains Common Stock, a VBV Member, or a holder of units in IBE or EGP in light of the holder’s or member’s particular circumstances or to any VBV Members or holders of units in IBE or EGP who are subject to special rules under the Code, including, among others, persons who hold their units through entities that are partnerships or trusts for federal income tax purposes or other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. Dollar, persons who received units as compensation or who hold their units as part of a straddle, wash sale, hedging, conversion or other integrated or risk reduction transaction, and certain U.S. expatriates.

5.                                       We express no opinion as to any transaction other than the Mergers as described in the VBV Merger Agreement, the IBE Merger Agreement, and the EGP Merger Agreement.  We express no opinion as to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either the transactions described in the VBV Merger Agreement, the IBE Merger Agreement, the EGP Merger Agreement, and the Stock Purchase Agreement are not consummated in accordance with their terms and without waiver or breach of any provisions thereof, or any of the representations, warranties, statements and assumptions upon which we have relied is not true and accurate at all relevant times.

This opinion is furnished solely for use in connection with the Mergers.  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to discussion of this opinion in the proxy statement/prospectus included as part of the Registration Statement, to filing a form of this opinion as an exhibit to the proxy statement/prospectus included as part of the Registration Statement, and to reference to our firm in the proxy statement/prospectus included as part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STOEL RIVES LLP